EXHIBIT 10.25

BARRETT BUSINESS SERVICES, INC.

SUMMARY OF COMPENSATION ARRANGEMENTS

FOR NON-EMPLOYEE DIRECTORS

As of January 1, 2017, compensation arrangements for non-employee directors of Barrett Business Services, Inc. (the "Company") include an annual retainer of $50,000 ($90,000 for the Chairman of the Board) payable in cash in monthly installments.  Committee chairs receive an annual cash retainer, payable in monthly installments, as follows: chair of Audit and Compliance Committee, $15,000; chair of Compensation Committee, $10,000; chair of Risk Management Committee, $10,000; and chair of Corporate Governance and Nominating Committee, $7,500. Committee members receive an annual cash retainer, payable in monthly installments, as follows: Audit and Compliance Committee, $7,500; Compensation Committee, $5,000; Risk Management Committee, $5,000; and Corporate Governance and Nominating Committee, $3,750.

Each non-employee director as of July 1, 2016, also received an award of restricted stock units (“RSUs”) under the Company's 2015 Stock Incentive Plan.  The RSU awards had a grant date fair value of $50,000 (based on the closing sale price of BBSI common stock on that date of $39.80) other than the grant to the Chairman of the Board, which had a grant date fair value of $100,000. The RSU awards vest in four equal annual installments.